                                                                  Exhibit 4.11


                                 PROMISSORY NOTE

$
 -------

FOR VALUE RECEIVED, on this second day of July, 1997, The Recovery Network, Inc., a Colorado corporation ("Maker"), with its principal place of business at 1411 5th Street, Santa Monica, CA 90401 (310-393-3939) unconditionally promises to pay to the order of ______________, resident in _________ ("Payee"), with a principal place of business at:

----------------------------------------

----------------------------------------

----------------------------------------

(tel) ____________________ (fax) ____________________

in the manner and at the place hereinafter provided, the principal amount of $________ on the date that is one (1) year from the date hereof. Notwithstanding the foregoing, the outstanding principal amount shall be prepaid on the second business day following the receipt by Maker of available funds from the consummation of an underwritten initial public offering of the Maker's securities.

Maker also unconditionally promises to pay interest at a rate equal to fifteen percent (15%) rate per annum on the unpaid principal amount hereof from the date hereof until paid in full, provided, however, that should the full payment of principal occur prior to one year from the date hereof, the Payee will be entitled to interest equal to fifteen percent (15%) of the entire principal amount.

1.       PAYMENTS

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee located at the Payee's principal place of business or at such other place as shall be designated in a written notice delivered to Maker. Whenever any payment on this Note shall be stated to be due on a day that is not a Business Day, such payment shall instead be made on the next succeeding Business Day. For this purpose, "Business Day" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of New York or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

2.       COVENANTS

Maker covenants and agrees that until this Note is paid in full it will:

(a) promptly provide to Payee all financial and operational information with respect to Maker as Payee may reasonably request; or

(b) promptly after the occurrence of an Event of Default or an event, act or condition which, with notice or lapse of time or both, would constitute an Event of Default, provide Payee with a certificate of the chief executive officer or chief financial officer of Maker specifying the nature thereof and Maker's proposed response thereto.

3.       REPRESENTATIONS AND WARRANTIES

Maker hereby represents and warrants to Payee that:

(a) it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

(b) this Note constitutes the duly authorized, legally valid and binding obligation of Maker, enforceable against Maker in accordance with its terms;

(c) all consents and grants of approval required to have been granted in connection with the execution, delivery and performance of this Note have been granted;

(d) there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Maker, threatened against Maker or any of its subsidiaries or any of their respective assets which if adversely determined would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of Maker and its subsidiaries, taken as a whole, or the ability of Maker to comply with its obligations hereunder.

4.       EVENTS OF DEFAULT

The occurrence of any of the following events shall constitute an "Event of Default":

(a) failure of Maker to pay any principal, interest or other amount due under this Note within five Business Days after the date due; or,

(b) failure of Maker to perform or observe any other term, covenant or agreement on its part to be performed or observed pursuant to this Note; or,

(c) any order, judgment or decree shall be entered against Maker decreeing the dissolution or liquidation of Maker; or,

(d)      the liquidation or suspension of Maker's usual business; or,

(e) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Maker in an involuntary case under Title 11 of the United States Code entitled "Bankruptcy" (as now and hereinafter in effect, or any successor thereto, the "Bankruptcy Code") or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Maker under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Maker or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Maker, for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Maker, and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or,

(f) an order for relief shall be entered with respect to Maker, or Maker shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Maker shall make an assignment for the benefit of creditors; or the Board of Directors of Maker shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or,

(g) any representation or warranty made by Maker to Payee shall prove to have been false in any material respect when made; or,

(h) Maker shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note or any endorsement of this Note or any other obligation to Payee.

5.       REMEDIES

Upon the occurrence of any Event of Default specified in clauses (f) or (g) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker), and upon the occurrence and during the continuance of any other Event of Default Payee may, by written notice to Maker, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).

6.       SUBORDINATION

This note is subordinate only to the principal and interest on certain unsecured, non-negotiable 9% promissory notes in the principal amount of $2,000,000 issued by the Company in March and April of 1997 and ranks pari passu with 3 other notes issued by the Maker on the date hereof.

7.       MISCELLANEOUS

(a) All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the addresses listed for each above, or at such other address as shall be designated by Payee or Maker in a written notice to the other. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier.

(b) No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative to, and not exclusive of, any rights or remedies which Payee would otherwise have. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

(c) Maker and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(d) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. Maker & Payee hereby irrevocably submit to the jurisdiction of any State of Colorado or United States court sitting in the City of Denver over any action or proceeding arising out of or relating to this Note Purchase Agreement or any agreement contemplated hereby, and all claims in respect of such action or proceeding may be heard and determined in such court. Maker & Payee further waive any objection to venue in the State of Colorado and any objection to any action or proceeding in such State on the basis of an inconvenient forum. MAKER AND PAYEE WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the residence of the Payee.

THE RECOVERY NETWORK, INC.

-----------------
William D. Moses
President & CEO